UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 01/06/2013

Savient Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15313

DE	13-3033811
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

400 Crossing Blvd.

Bridgewater, NJ 08807

(Address of principal executive offices, including zip code)

732-418-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (d) On January 6, 2013, William F. Owen, Jr., M.D., resigned from the Board of Directors (the “Board”) of Savient Pharmaceuticals, Inc. (the “Company”). Dr. Owen’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On January 7, 2013, the Board, based upon the recommendation of the Board’s Nominating and Corporate Governance Committee, elected David Meeker, M.D., to serve on the Company’s Board of Directors. Dr. Meeker will serve for a term expiring at the Company’s annual meeting of stockholders in 2013 and until his successor shall have been elected and qualified or until his earlier resignation or removal.

Dr. Meeker currently serves as President and Chief Executive Officer of Genzyme Corporation (“Genzyme”). Previous positions held by Dr. Meeker at Genzyme include Chief Operating Officer and President of the Global Rare Disease Business. Prior to joining Genzyme, Dr. Meeker served as the Director of the Pulmonary Critical Care Fellowship at the Cleveland Clinic and as an assistant professor of medicine at Ohio State University. He is currently a Board member of the Biotechnology Industry Organization and of Prize4Life.

There is no arrangement or understanding between Dr. Meeker and any other person pursuant to which he was appointed to the Board. Dr. Meeker is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Board has appointed Dr. Meeker to serve on its Nominating & Corporate Governance Committee.

Dr. Meeker shall receive compensation for serving on the Board and the Nominating & Corporate Governance Committee pursuant to the Board compensation plan that was previously disclosed in the Company’s filings with the SEC.

The full text of the press release issued in connection with Dr. Meeker’s election to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc.

Date: January 8, 2013	By:	/s/ Philip K. Yachmetz
Philip K. Yachmetz

SVP & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

EX-99.1	Press Release dated January 8, 2013